                                                                   EXHIBIT 10.11

                                AMENDMENT TO THE
                              SERVICE EXPERTS, INC.
                       1997 NONQUALIFIED STOCK OPTION PLAN

         THIS AMENDMENT to the Service Experts, Inc. 1997 Nonqualified Stock Option Plan (the "Plan") is made by Service Experts, Inc. (the "Company"), to be effective on October 23, 1998.

                                    RECITALS:

         WHEREAS, the Plan was established by the Company by action of its board of directors on April 3, 1998;

         WHEREAS, the Company desires to amend the Plan to allow the grant of cash awards and loans in connection with the grant or exercise of Options;

         WHEREAS, the Company desires to amend the Plan to clarify the rights of certain employees upon a change in the control of the Company; and

         WHEREAS, the Company desires to further amend the Plan to modify the effect of a change in control on the awards that are granted under the Plan.

         NOW, THEREFORE, pursuant to action of the board of directors of the Company taken on October 23, 1998, the Plan is amended as follows, to be effective October 23, 1998:

1. A new Section 4.4 is added to the Plan as follows:

                  4.4 Guarantees and Loans. The Company is hereby authorized to guarantee and make loans to a Participant to enable him to exercise an Option. Any loan made or guaranteed herein shall be in such amount as determined by the Committee but shall not exceed the exercise price of the Options being exercised by the Participant. Any loans made or guaranteed shall be with full recourse against the Participant, shall be secured by the Stock received from exercise of the related Option, shall provide for a market rate of interest, and shall contain such other terms and conditions as are acceptable to the Committee. The determination of whether loans are to be made or guaranteed shall be made by the Committee.

2. A new Section 4.5 is added to the Plan as follows:

                  4.5 Other Compensation. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

3. Section 8.3 is restated as follows:

                  8.3 Effect of Certain Transactions. The provisions of this
         Section 8.3 shall apply to the extent that an Agreement does not otherwise expressly address the matters contained herein.

                           (a) If the Company experiences an event which results
                  in a "Change in Control," as defined in Section 8.3(b), then, whether or not the vesting requirements set forth in any Agreement have been satisfied, (i) all shares of Restricted Stock that are outstanding at the time of the Change in Control shall become fully vested immediately prior to the Change in Control event, and (ii) all Options that are outstanding at the time of the Change in Control shall become fully vested and exercisable immediately prior to the Change in Control event.

                           (b) A Change in Control will be deemed to have
                  occurred for purposes hereof, upon a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for their shares of Stock (but not a public offering of Stock by the Company), and the Company is not the surviving entity.

                           (c) Upon a Change in Control, all Options that are
                  held by the Participant immediately after the Change in Control shall be assumed by the entity which is the survivor of the transaction, or converted into options to purchase the common stock of the surviving entity, in a transaction to which section 424(a) of the Code applies.

                           (d) Notwithstanding the foregoing, a portion of the
                  acceleration of vesting described in this Section shall not occur with respect to an Award to the extent such acceleration of vesting would cause the Participant or holder of such Award to realize less income, net of taxes, after deducting the amount of excise taxes that would be imposed pursuant to section 4999 of the Code, than if accelerated vesting of that portion of the Award did not occur.

                           (e) In the event of any Change in Control in which
                  shares of Stock are purchased for cash in a tender offer or are to be converted into cash in a merger, then, unless the Committee otherwise determines, each Option (other than an Option granted within the last six months held by a person subject to Section 16(b) of the Exchange Act) shall be converted into a fully exercisable right to receive an amount in cash per share subject to such Option equal to (A) in the case of a tender offer or merger, the excess, if any, of the price paid in such tender offer or merger over the exercise price of such Option and (B) in the case of conversion, the excess, if any, of the highest market price of the Stock on the date of conversion over the exercise price of such Option; provided, however, that any acceleration of the right to exercise an Option that occurs under this Section 8.3(e) shall be limited in the manner described in Section 8.3(d).

         IN WITNESS WHEREOF, the Company, acting by and through the undersigned authorized officer, has executed this instrument this the 23rd day of October, 1998, but to be effective on the date first written above.

                                         SERVICE EXPERTS, INC.

                                    By:  /s/ Anthony M. Schofield
                                         ---------------------------------------
                                    Its: Chief Financial Officer, Secretary and
                                         Treasurer









                                       3